Exhibit 99.1

VIASPACE AND SUNG CHANG SIGN TERM SHEETS TO SEPARATE VIASPACE AND VIASPACE GREEN ENERGY AND FOR LICENSING OF GIANT KING GRASS

MARIETTA, Georgia — July 31, 2012—VIASPACE Inc. (OTC Markets: VSPC - News), and its subsidiary VIASPACE Green Energy Inc. (OTC Bulletin Board: VGREF) today provides the following update to shareholders.

The VIASPACE Board of Directors and Management is pleased to announce that formal term sheets outlining the mechanism and orderly separation of VIASPACE and VIASPACE Green Energy (VGE) have been signed by VIASPACE and Mr. Sung Chang. In addition, term sheets have also been signed which give VGE the right to commercially develop Giant King Grass in China and Taiwan and give VIASPACE the right to commercially develop Giant King Grass in the rest of the world outside China and Taiwan. Under the terms, VIASPACE will no longer have any ownership in VGE and the VIASPACE debt to Chang will be satisfied. The term sheets will now be drafted into legal documents.

As part of the separation, Dr. Carl Kukkonen will remain as CEO of VIASPACE and as a member of the VIASPACE Board of Directors and will resign as CEO of VGE and as a member of the VGE Board of Directors. Mr. Stephen Muzi will continue as Chief Financial Officer for both companies. Dr. Kevin Schewe will become the Chairman of the Board of VIASPACE.

The details of the term sheet agreements will be announced and made public when the final legal documents have been signed and filed with the Securities and Exchange Commission. VIASPACE CEO Dr. Carl Kukkonen stated, "I have worked side by side with Mr. Chang since 2008, and appreciate that we were able to negotiate term sheets that give both VIASPACE and VIASPACE Green Energy a satisfactory way forward for their respective shareholders." VIASPACE Board Member Dr. Kevin Schewe commented, "We have much work to do in making Giant King Grass the world's recognized leading, renewable bioenergy platform and we intend to make this our mission every working day. We plan to keep our shareholders informed every step of the way and have the goal of building future value for all VSPC shareholders."

About VIASPACE Inc.

VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. The Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. For more information, please go to www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement

Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2011, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company's products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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